UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 28, 2010
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On January 28, 2010, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended December 31, 2009.  The conference call was previously announced in the earnings release dated January 27, 2010.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

I would like to open with comments regarding the treatment of our CDO portfolio because of the significance of the accounting treatment and what we see as a move of strength and a move to resolution on a set of bonds that have been quite a distraction to our operations and cost us a great deal of analysis and management.  I am speaking of our pooled trust preferred securities and more specifically, our move in the fourth quarter to re-position through the reclassification of these bonds and our change of “intent” relative to these bonds.  In the fourth quarter, we changed our intent to hold all bonds in this sector and we did in fact sell four positions out of this sector.  Concurrent with the change of intent we adjusted pricing on these bonds to very low levels.  These bonds are now carried at price levels averaging 2.75%.  This move within the securities portfolio allows us to essentially eliminate exposure to future write-downs in this sector and strengthens our balance sheet to a level that we believe is among the best in the industry, when considering overall asset quality and capital levels.  We will no longer be distracted on this issue and we have virtually eliminated any prospect for future impairments and write-downs in this sector.

Operations otherwise have been relatively in line with pre-tax, pre-provision earnings without regard to securities losses and impairments of $9.7 million for the quarter and core net earnings of $2.3 million.  We did see a significant increase in the quarterly credit provision to $7.0 million; however, this was driven primarily by the pro-cyclical nature of the reserve development methodology and it does result in a nice reserve addition for the quarter and strong coverage of net charge-offs  This is more a function of the consistent application of the reserve methodology and it is not driven by specific impairments or reserves.  The increase is largely in the FAS 5 bucket and it reflects our 2009 loss history rolled in for the full year versus a much more moderate loss history in the earlier drop-off period.  Gary will provide more detail on the reserve methodology and our use of a rolling charge-off history which has evolved to capture the heart of the credit cycle while rolling off our modest net charge-off performance in earlier years.

With reserves built to $21.7 million and 1.56% of loans and with the off loading of the pooled trust preferred securities we are quite ready to move forward with the execution of our strategic plan and we are very optimistic about our position in the market and specifically, our ability to take advantage of consolidation opportunities.  We are seeing a wide range of opportunities throughout our markets, some of which are complementary to our existing footprint and with opportunities for significant cost savings.  We have already seen pricing which is reflective of the market weakness and we expect to see additional opportunities to add to our franchise at attractive price levels.

In the area of non-bank lines we continue to see good results in the insurance agency line, despite a continued soft market and the weaker economic conditions.  We are pleased that our revenue line on insurance commissions came in at the $7 million mark, just about where we had projected.  We look forward to possible business additions in that line later this year.

The investment advisory and trust lines also held up well this year, particularly in light of the volatility that we saw in the equity markets early in the year.  Total Wealth revenues managed an increase of a little over 1% even in these volatile markets.

In summary, we are looking forward to a clean start on 2010 with the securities issues behind us.  Although we have seen some slippage in loan credit measures, we feel they are still at a manageable level and substantially better than the industry as a whole.  We also feel that reserves are at an appropriate level, particularly with the reserve build in the fourth quarter and net charge-offs on a rather flat trajectory.

David D. Brown, Chief Financial Officer –

We had a net loss for the fourth quarter of $34.6 million.  On a core basis we came in at $2.5 million for the quarter.  Obviously, the largest item for the quarter was sales and impairment charges on our pooled trust preferred holdings.  The total of all those amounted to $58.9 million pre-tax and $36.8 million on an after-tax basis.

We looked out on the horizon for those bonds and did not see much prospect for recovery in the near-term, and in some cases, even the long-term.  Actual default and deferral experience was very bad again during the fourth quarter.  Adding to that was the continued deterioration of the currently performing underlying banks.

All that led to our decision to sell four of our issues and write the remaining down significantly.  The sales will allow us to recapture a significant amount of taxes paid over the course of the last three years and reduce the deferred tax asset significantly.  As for the remainder of the issues, we wrote those down to realistic prices given our new outlook.  It doesn’t make sense for us to carry bonds at some “happy price” when we may sell them in the future.

We had a very nice uptick in margin from third quarter, increasing to 3.92% from 3.68% last quarter.  We saw asset yields pick up just a little on the quarter.  Where we got the most bang was in the deposit pricing.  The cost of the CD portfolio declined 38 basis points as we reduced high-priced money.  Some of the CD balances did migrate to lower yielding money markets as we did away with short-term CD specials.  We stayed fairly liquid through the quarter, but have been whittling that position down over time.

We anticipate the CD portfolio price declines will moderate through this year.  I see the repricing process beginning to bottom out in March.  We may also see some continued run-off in that portfolio as we reduce excess liquidity.

We made a $7.0 million provision for loan losses during the fourth quarter, which built the reserve by $4.3 million and brought it to 1.56% of loans.

Wealth revenues showed a nice increase on a linked basis on better revenues at IPC.  On a linked-quarter basis, deposit account service charges decreased $74 thousand on slightly lower NSF charges.  Other service charges and fees were up $92 thousand largely on stronger interchange revenue.  Insurance revenues came in right at $7.0 million for the year.

In the area of non-interest expense, fourth quarter efficiency ratio increased slightly to 60.5%.  Salaries and benefits were $8.25 million for the quarter, an increase of $394 thousand from last quarter.  TriStone accounted for $242 thousand of the increase.  We also had significant increases in commissions and medical insurance of $119 thousand and $108 thousand, respectively.  Total FTE at quarter-end was 640, down 10 from last quarter.  We are expecting quarterly salaries and benefits to be in the $8.5 to $9.0 million range for 2010.

Other operating expenses were $4.80 million, which was an increase of $168 thousand on a linked-quarter basis.  Marketing and account acquisition expenses were down $162 thousand, while fraud losses were up $276 thousand.  FDIC charges took another toll on the quarter.  We anticipate those charges normalizing in the $800 to $900 thousand per quarter range, absent any new penalties.

Total assets declined approximately $23 million on the securities sales and write-downs.  We held the loan portfolio flat while letting about $16 million in high-priced deposits run-off.  Since acquisition we have seen the TriStone deposits shrink by about $34 million with the bulk of that coming from high rate time deposits.

Gary R. Mills, Chief Credit Officer –

The loan portfolio totaled $1.39 billion at year-end; representing a decline of approximately $3.0 million from the 3rd quarter.  For the year, the loan portfolio grew $96 million, which can be attributed to the Tri-Stone acquisition.

Non-performing loans totaled $17.5 million, or 1.26% of total loans, at year-end as compared to $12.3 million, or .88% of total loans, at the end of the third quarter.  Third quarter peer data, which is the most recent available to us, indicates the peer average at 3.75%.  An increase in non-accrual loans within the Residential Real Estate segment of $1.6 million and within the Multi-Family segment of $979 thouasand primarily contributed to the increase in non-accrual loans during the quarter.

Residential real estate non-accrual loans totaled $6.3 million at year-end and represent 37% of the bank’s total non-accrual loans.  Within this segment, the Winston-Salem market accounts for $1.6 million; the Mooresville market accounts for $1.9 million; and the Richmond market accounts for $1.0 million.    Substantially all of the increase within the residential Real Estate segment during the quarter can be attributed to two of the bank’s markets:  Richmond - $539 thousand; and Winston-Salem - $938 thousand.  The increase in the Richmond market is substantially the result of one loan totaling $460 thousand moving to non-accrual status.  The loan had previously been identified by the bank as an at risk credit and had been on the bank’s watch list.

The increase in non-accrual loans within the multi-family segment can be attributed to one loan totaling $843 thousand which is located in the bank’s southern West Virginia market.  This loan had also been previously identified by the bank as an at risk credit and had been on the bank’s watch list.

Non-performing assets as a percentage of total loans measured 1.58% at year-end, as compared to 1.16% and 1.08% as of third quarter 2009 and year-end 2008, respectively. The peer average measured 4.67%.  Contributing to this measure was OREO of $4.6 million at year-end.  The significant components of OREO include: A&D - $975 thousand; residential real estate - $1.4 million; and commercial real estate/owner-occupied - $1.6 million.

The allowance for loan & lease losses was $21.7 million at year-end, which represents an approximate $5.7 million increase over year-end 2008.  The provision for the fourth quarter was $7.0 million, representing 258% of net charge-offs.  For the year, the provision was $15.1 million, or 162% of net charge-offs.  The allowance at year-end is 1.56% of total loans and provides a non-performing loan coverage ratio of 124%.  While the peer average ALLL as a percentage of total loans measured 1.98%, the peer non-performing loan coverage was 0.85%.

As John mentioned earlier, the provision for the quarter was elevated as compared to prior quarters.  This was primarily driven by the methodology the bank has consistently applied in evaluating the allowance which utilizes a rolling average for historical loss experience.  Additionally, recognizing the difficult credit environment in which the bank continues to operate, some reserve build is prudent.

Additionally, the Company clarifies the non-interest expense detail presented in the January 27, 2010, earnings release.

(Unaudited)	Three Months Ended		Year Ended
(In Thousands, Except Share and Per Share Data)	December 31,		December 31,
	2009	2008	2009	2008
Non-interest expense
Salaries and employee benefits	8,254	7,135	31,385	29,876
Occupancy expense of bank premises	1,687	1,385	5,889	5,102
Furniture and equipment expense	988	942	3,746	3,740
Amortization of intangible assets	277	205	1,028	689
FHLB debt prepayment fees	-	-	88	1,647
FDIC premiums and assessments	1,474	61	4,262	202
Merger-related expenses	146	-	1,726	-
Other operating expense	4,802	5,356	18,609	19,260
Total non-interest expense	17,628	15,084	66,733	60,516

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	January 28, 2010	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer